   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002
                                                REGISTRATION NO. 333-82726
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                               AMENDMENT NO. 1 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------
                           ISTA PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)
                             ----------------------

           DELAWARE                                       33-0511729
          (State of                                    (I.R.S. Employer
        incorporation)                              Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ----------------------
                            VICENTE ANIDO, JR., PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ISTA PHARMACEUTICALS, INC.
                            15729 ALTON PARKWAY #100
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:
                              Issac J. Vaughn, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

                             ----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                             ----------------------

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                              SUBJECT TO COMPLETION

PROSPECTUS

                           ISTA PHARMACEUTICALS, INC.

                         845,665 SHARES OF COMMON STOCK


        We have prepared this prospectus to allow the selling stockholder, Otsuka Pharmaceutical Co., Ltd. (Otsuka), to sell 845,665 shares of our common stock. We sold the shares to the selling stockholder on December 13, 2001, in a private placement. We are not selling any shares of common stock under this prospectus.

        The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholder.

        Our common stock is quoted on The Nasdaq National Market under the symbol "ISTA." On April 1, 2002, the closing price for our common stock was $0.88 per share.

                            -----------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                            -----------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is ___________, 2002.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary............................................................1
Risk Factors..................................................................2
Selling Stockholders.........................................................10
Plan Of Distribution.........................................................11
Legal Matters................................................................13
Experts......................................................................13
Where You Can Find More Information..........................................13

                               PROSPECTUS SUMMARY

                           ISTA PHARMACEUTICALS, INC.


        ISTA was founded to discover, develop and market new remedies for diseases and conditions of the eye. Our product development efforts are focused on the use of highly purified formulations of the enzyme hyaluronidase to treat diseases and conditions such as vitreous hemorrhage, diabetic retinopathy, and corneal opacification.

        In March 2002, we announced preliminary efficacy and safety results for our two Phase III clinical trials for our lead product candidate, Vitrase for the treatment of severe vitreous hemorrhage. Data from both Phase III studies did not show a statistically significant improvement in the primary (surrogate) endpoint. We intend to meet with the United States Food and Drug Administration
(FDA) as soon as possible to discuss the results. Those discussions may result in a requirement that we conduct additional Phase III clinical studies to support regulatory approval or a decision by us to terminate further development of Vitrase for the treatment of severe vitreous hemorrhage.

        In December 2001, we announced our strategic plan to transition from a development organization to a fully integrated, specialty pharmaceutical company with a primary focus on ophthalmology.

        We currently have no products available for sale. We have incurred losses since our inception in February 1992 and had an accumulated deficit through December 31, 2001 of $99.4 million. Our losses have resulted primarily from research and development activities, including clinical trials, related general and administrative expenses and a deemed dividend for preferred stockholders. We expect to continue to incur operating losses for the foreseeable future as we continue our research and development and clinical testing activities, and seek regulatory approval for our product candidates.

        We are organized as a Delaware Corporation with our principal executive offices located at 15279 Alton Parkway #100, Irvine, California 92618, and our telephone number is (949) 788-6000. Our common stock is traded on The Nasdaq National Market under the Symbol "ISTA."

                                  RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties.

RISKS RELATED TO OUR BUSINESS


WE HAVE A HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

      We have only a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. As of December 31, 2001, our accumulated deficit was $99.4 million, including a net loss of approximately $22.5 million for the year ended December 31, 2001. We have not generated any revenue from product sales to date, and we may never generate revenues from product sales in the future. Even if we do achieve significant revenues from product sales, we expect to incur significant operating losses over the next several years. We may never achieve profitable operations.

IF WE CANNOT RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, WE WILL NEED TO SIGNIFICANTLY CURTAIL OUR OPERATIONS.

      We believe that our cash on hand will be sufficient to fund our operations and capital expenditure needs for the next 12 months. During this period, we plan to allocate our capital resources primarily to the development of our lead product candidate, Vitrase, for the treatment of severe vitreous hemorrhage. We will need to raise additional funds to continue the development and commercialization of all our product candidates, including Vitrase, beyond this period. These funds may not be available on favorable terms, or at all. If we do not succeed in raising additional funds, we will need to curtail our operations significantly.

DUE TO THE PRELIMINARY RESULTS OF OUR PHASE III CLINICAL TRIALS FOR VITRASE, WE MAY TERMINATE THE DEVELOPMENT OF VITRASE FOR SEVERE VITREOUS HEMORRHAGE.

     In March 2002, we announced preliminary efficacy and safety results for our two Phase III clinical trials of Vitrase for the treatment of severe vitreous hemorrhage. Data from both Phase III studies did not show a statistically significant improvement in the primary (surrogate) endpoint. We intend to meet with the FDA as soon as possible to discuss the results of our Phase III studies. Those discussions may result in a requirement that we conduct additional Phase III clinical studies to support regulatory approval. Additional Phase III clinical studies will require us to raise additional capital, which we may not be able to raise on favorable terms, or at all. Even if we raise additional funds, we may decide to terminate further development of Vitrase for the treatment of severe vitreous hemorrhage. If we terminate development of Vitrase, we will not have a lead product candidate, and we will be dependent on the development of our other product candidates and our ability to successfully acquire other products and technologies. Even if we conduct additional studies for Vitrase, we cannot assure you that the results will support the filing or regulatory approval of a New Drug Application (NDA).

IF WE DO NOT RECEIVE AND MAINTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO MANUFACTURE OR MARKET OUR PRODUCTS.

      None of our product candidates has received regulatory approval from the FDA. Approval from the FDA is necessary to manufacture and market pharmaceutical products in the United States. Other countries have similar requirements.

      The process that pharmaceuticals must undergo to receive necessary approval is extensive, time-consuming and costly, and there is no guarantee that regulatory authorities will approve any of our product candidates. FDA approval can be delayed, limited or not granted for many reasons, including:

      -     a product candidate may not be safe or effective

      - FDA officials may not find that the data from preclinical testing and clinical trials justifies approval

      - the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our contract manufacturers or raw material suppliers

      -     the FDA may change its approval policies or adopt new regulations

      - the FDA may approve a product candidate for indications that are narrow, which may limit our sales and marketing activities

The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

IF WE ARE NOT ABLE TO COMPLETE OUR CLINICAL TRIALS SUCCESSFULLY, WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS TO MARKET OUR PRODUCTS.

      Many of our research and development programs are at an early stage and clinical testing is a long, expensive and uncertain process. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy. For example, our preliminary efficacy and safety results for our two Phase III clinical trials of Vitrase for the treatment of severe vitreous hemorrhage did not show a statistically significant improvement in the primary (surrogate) endpoint. We cannot assure you that any additional clinical trials we may decide to conduct of Vitrase for the treatment of severe vitreous hemorrhage will support the filing or regulatory approval of a NDA.


      The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from obtaining regulatory approval and commercializing the product. Our failure to develop safe and effective products would substantially impair our ability to generate revenues and materially harm our business and financial condition.

WE MAY BE UNABLE TO EXECUTE OUR STRATEGIC PLAN TO TRANSITION TO A
FULLY-INTEGRATED, SPECIALTY PHARMACEUTICAL COMPANY.

      Our strategy to acquire or in-license currently marketed ophthalmic products will be dependent upon a number of factors including identifying such acquisition opportunities, successfully negotiating favorable terms with third parties for the acquisition of such products and our ability to raise additional capital to enable the acquisition of such products. Furthermore, we have not established sales, marketing or distribution capabilities to support the marketing of any products and we do not have experience in the manufacturing of any products in commercial quantities.

      We may not be able to identify any product acquisition opportunities or be successful in negotiating favorable terms for such product acquisitions, or at all. Should we be successful in acquiring any products, we will need to establish our own sales, marketing, distribution and manufacturing capabilities, each of which will require substantial financial and management resources. Our failure to establish an effective sales, marketing, distribution and manufacturing capabilities on a timely basis would adversely affect our ability to commercialize any acquired products.

WE DEPEND ON OUR NEW CHIEF EXECUTIVE OFFICER, VICENTE ANIDO, JR., PH.D., TO EXECUTE OUR STRATEGIC PLAN TO TRANSITION TO A FULLY-INTEGRATED, SPECIALTY PHARMACEUTICAL COMPANY.

      Our success largely depends on the skills, experience and efforts of our new Chief Executive Officer, Vicente Anido, Jr., Ph.D. Dr. Anido may terminate his employment at any time. In addition, we do not maintain "key person" life insurance policies covering Dr. Anido. The loss of Dr. Anido would jeopardize our ability to execute our strategic plan.

IF WE HAVE PROBLEMS WITH OUR CONTRACT MANUFACTURER, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS COULD BE DELAYED OR STOPPED.

      We have relied on Prima Pharm, Inc. (Prima Pharm) for formulation and filling of dose specific vials of hyaluronidase used in our clinical trials. The manufacturing facilities of all of our contract manufacturers must comply with current Good Manufacturing Practice regulations, which the FDA strictly enforces. Furthermore, the facilities of the contract manufacturer must undergo and pass pre-approval inspection by the FDA before any of our products can be approved for manufacture. If we fail to reach an agreement with a new contract manufacturer, we will have to negotiate with Prima Pharm to improve Prima Pharm's manufacturing facilities in order to manufacture our products in commercial volume in compliance with current Good Manufacturing Practice regulations. Such improvements will require a substantial capital commitment on our part. Difficulties in our relationship with Prima Pharm could limit our ability to insure that the required improvements are made.

      We have entered into a letter of intent with a new contract manufacturer, SP, to scale up production and are in the process of negotiating a definitive agreement for the manufacture of commercial quantities of Vitrase. To date, we needed Vitrase only for clinical trials. We may not be able to complete an agreement with this new contract manufacturer on favorable terms, or at all. Additionally, before any new contract manufacturer can produce commercial quantities of Vitrase, if applied, we must demonstrate to the FDA's satisfaction that the new source of Vitrase is substantially equivalent to the supply of the drug used in our clinical trials. Such demonstration may include the requirement to conduct additional clinical trials. A new manufacturer will also be subject to new testing and compliance inspections by regulatory authorities. We cannot assure you that any new contract manufacturer will be able to develop processes necessary to produce substantially equivalent product or that regulatory authorities would approve any new manufacturer. Failure to complete an agreement with a new contract manufacturer on a timely basis, or alternatively, successfully implement improvements to the manufacturing facilities of Prima Pharm, will adversely affect our ability to provide sufficient quantities of our products for commercial sale.

OUR STRATEGIC PARTNERS MAY NOT PERFORM THEIR DUTIES UNDER OUR AGREEMENTS, IN WHICH CASE OUR ABILITY TO COMMERCIALIZE VITRASE MAY BE SIGNIFICANTLY IMPAIRED.

      We have entered into collaborations with both Allergan, Inc. (Allergan) and Otsuka for Vitrase. If we obtain regulatory approval for Vitrase in the United States and Europe, we will be dependent on Allergan for the commercialization of Vitrase in the United States and Europe. We will depend on Otsuka for obtaining regulatory approval of Vitrase in Japan, and if such approval is obtained, we will be dependent upon Otsuka for the commercialization of Vitrase in Japan. The amount and timing of resources Allergan and Otsuka dedicate to our collaborations is not within our control. Accordingly, any breach or termination of our agreements by Allergan or Otsuka could delay or stop the commercialization of Vitrase. For various reasons, including our preliminary results of our two Phase III clinical trials of Vitrase for the treatment of severe vitreous hemorrhage, our strategic partners may change their strategic focus, terminate our agreements, pursue alternative technologies or develop competing products. Unfavorable developments in our relationship with our strategic partners could have a significant adverse effect on us and our stock price.


IF WE HAVE PROBLEMS WITH BIOZYME, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS COULD BE DELAYED OR STOPPED.

        We have a supply agreement with Biozyme pursuant to which Biozyme supplies our contract manufacturer with all of our ovine hyaluronidase requirements for use in our clinical trials. Biozyme is currently our only source for highly purified hyaluronidase, which is extracted from sheep in New Zealand. Difficulties in our relationship with Biozyme could limit our ability to provide sufficient quantities of our products for clinical trials and commercial sales.

THE OUTBREAK OF FOOT-AND-MOUTH DISEASE IN EUROPE AND ELSEWHERE MAY SIGNIFICANTLY INTERRUPT THE SUPPLY OF THE ACTIVE PHARMACEUTICAL INGREDIENT FOR OUR PRODUCTS.

        The active pharmaceutical ingredient in our product candidates is hyaluronidase, which is extracted from sheep in New Zealand. Biozyme, the company that processes hyaluronidase for us, is located in Wales and ships hyaluronidase to our manufacturer, Prima Pharm, in San Diego, approximately twice per month for formulation and filling of dose specific vials. The export of each shipment of hyaluronidase from the United Kingdom (UK) requires that an export permit be issued by the Ministry of Agriculture, Fisheries and Food (MAFF). The MAFF has never denied the issuance of an export permit for any shipment of hyaluronidase to ISTA. To permit the importation of hyaluronidase into the United States, we are required to secure an annual import permit from the United States Department of Agriculture (USDA). The USDA has never denied the issuance of an annual import permit to ISTA.

        In February 2001, an outbreak of foot-and-mouth disease in the UK led to governmental actions around the world to prevent the highly contagious disease from spreading to animals in other countries. Such actions have included temporarily prohibiting the importation and exportation of cattle, sheep and other animals susceptible to the disease, and products derived from these animals, to and from the UK and to and from other countries. As a result, the MAFF temporarily placed exportation of processed hyaluronidase and other biological materials on hold because of the foot-and-mouth disease outbreak. Before it will issue export permits for these materials, including hyaluronidase, MAFF required that the USDA make a written request that permits be issued. The USDA issued a permit request for our hyaluronidase. The MAFF then issued the export permit and the shipment of hyaluronidase was delivered to ISTA. Subsequent shipments of hyaluronidase have been delivered without delay consistent with the procedure in place prior to the outbreak of foot-and-mouth disease. If future events lead to lengthy delays in the shipment of our active pharmaceutical ingredient to our manufacturer, our on-going clinical studies and our business and financial condition may be materially impaired.




WE MAY BE REQUIRED TO BRING LITIGATION TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE.

        We rely on patents to protect our intellectual property rights. The strength of this protection, however, is uncertain. In particular, it is not certain that:

    - our patents and pending patent applications use technology that we invented first

    -   we were the first to file patent applications for these inventions

    - others will not independently develop similar or alternative technologies or duplicate our technologies

    -   any of our pending patent applications will result in issued patents

    - any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third party challenges or be the subject of further proceedings limiting their scope

        We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving, and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not receive commercially valuable remedies. Failure to protect our patent rights could harm us.

        We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. These individuals may breach our confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and we may not resolve these disputes in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. We may not be able to maintain the confidentiality of information relating to such products.

OUR PRODUCTS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS.

        Third parties may assert patent, trademark or copyright infringement or other intellectual property claims against us based on their patents or other intellectual property. We may be required to pay substantial damages, including but not limited to treble damages, for past infringement if it is ultimately determined that our products infringe a third party's intellectual property rights. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Further, we may be unable to sell our products before we obtain a license from the owner of the relevant technology or other intellectual property rights. If such a license is available at all, it may require us to pay substantial royalties.

        We have ceased negotiations with a third party for our acquisition of rights to patent applications owned by such party related to our Keraform product in development. As a result, we may be required to license these patent rights in order to commercialize our Keraform product as currently planned. Such a license may not be available to us on favorable terms, if at all. If such license is not available and we commercialize our Keraform product in its current configuration, there is a possibility that we could be sued for patent infringement should any patents containing claims related to our Keraform product issue from these patent applications.

IF WE DO NOT RECEIVE THIRD-PARTY REIMBURSEMENT, OUR PRODUCTS MAY NOT BE ACCEPTED IN THE MARKET.

        Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from: government health administration authorities, private health coverage insurers, managed care organizations, and other organizations.

        Third-party payors are increasingly attempting to limit both the coverage and the level of reimbursement of new drug products to contain costs. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. If we succeed in bringing one or more of our product candidates to market, third-party payors may not establish adequate levels of reimbursement for our products, which could limit their market acceptance.

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE THAT COULD RESULT IN PRODUCTS THAT ARE SUPERIOR TO THE PRODUCTS WE ARE DEVELOPING.

        We have numerous competitors in the United States and abroad, including, among others, major pharmaceutical and specialized biotechnology firms, universities and other research institutions that may be developing competing products. Such competitors may include Alcon Laboratories, Inc., Bausch & Lomb, Incorporated, CIBA Vision (a unit of Novartis AG), and Eli Lilly and Company. These competitors may develop technologies and products that are more effective or less costly than our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources and product development, manufacturing and marketing experience and capabilities than we do. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of pharmaceutical product candidates and obtaining FDA and other regulatory approvals of products and therapies for use in healthcare.




WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS, AND INSURANCE AGAINST THESE CLAIMS MAY NOT BE AVAILABLE TO US AT A REASONABLE RATE.

        The coverage limits of our insurance policies may be inadequate to protect us from any liabilities we might incur in connection with clinical trials or the sale of our products. Product liability insurance is expensive and in the future may not be available on acceptable terms or at all. A successful claim or claims brought against us in excess of our insurance coverage could materially harm our business and financial condition.

WE DEAL WITH HAZARDOUS MATERIALS AND GENERATE HAZARDOUS WASTES AND MUST COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WHICH CAN BE EXPENSIVE AND RESTRICT HOW WE DO BUSINESS. WE COULD ALSO BE LIABLE FOR DAMAGES OR PENALTIES IF WE ARE INVOLVED IN A HAZARDOUS MATERIAL OR WASTE SPILL OR OTHER ACCIDENT.

        Our research and development work and manufacturing processes involve the use of hazardous materials and waste, including chemical, radioactive and biological materials. Our operations also produce hazardous wastes. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste. In the event of a hazardous material or waste spill or other accident, we could also be liable for damages or penalties. In addition, we may be liable or potentially liable for injury or contamination that results from our or a third party's use of these materials, and our liability could exceed our total assets.

RISKS RELATED TO THE OFFERING

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY.

        Our stock price has been and may continue to be subject to significant volatility. The following factors, in addition to other risk factors described in this section, may cause the market price of our common stock to fall:

    - competitors announcing technological innovations or new commercial products

    -   developments concerning proprietary rights, including patents

    - competitors publicity regarding actual or potential products underdevelopment

    -   regulatory developments in the United States and foreign countries

    -   period-to-period fluctuations in our financial results

    -   litigation

    - economic and other external factors, including disasters and other crises

We participate in a highly dynamic industry, which often results in significant volatility in the market price of our common stock irrespective of company performance. Fluctuations in the price of our common stock may be exacerbated by conditions in the healthcare and technology industry segments or conditions in the financial markets generally.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

        Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition or merger in which we are not the surviving company or which results in changes in our management. These provisions could discourage acquisitions or other changes in our control, including those in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by words like "believes," "intends," "expects," "anticipates," "plans," and similar expressions. You should not rely on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for the reasons described above and elsewhere in this prospectus and in our other SEC filings. We expressly disclaim any obligation to update any information in this prospectus, except as may otherwise be required by law.

                              SELLING STOCKHOLDERS

        In December 2001, we closed a private placement in which we sold 845,665 shares of common stock to Otsuka, the selling stockholder. We are registering all 845,665 shares of common stock covered by this prospectus on behalf of the selling stockholder. We will receive no proceeds from this offering. In connection with the private placement, we entered into a License Agreement and a Supply Agreement with Otsuka. Otsuka has not had any position, office or other material relationship with us in the past three years other than as a result of the ownership of the shares of our common stock. We are registering the shares to permit the selling stockholder and its pledgees, donees, transferees, or other successors-in-interest that receive shares from the selling stockholder as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling stockholder in this prospectus.

        The following table sets forth the number of shares beneficially owned by the selling stockholder. Percentage ownership is based on 16,572,447 shares of common stock outstanding as of February 1, 2002. The shares offered by this prospectus may be offered from time to time by the selling stockholder.

        This registration statement pertains to all shares of our common stock currently held by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer all or some of the shares and because there currently are no agreements, arrangements or understanding with respect to the sale of any of the shares.

        This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.


                                    SHARES BENEFICIALLY OWNED     NUMBER OF SHARES    SHARES BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER             PRIOR TO OFFERING             OFFERED              AFTER OFFERING
                                  -----------------------------   ----------------  -----------------------------
                                      NUMBER         PERCENT                           NUMBER          PERCENT
                                  -------------   -------------    -------------    -------------   -------------
Otsuka Pharmaceutical Co., Ltd.         845,665             5.1%         845,665               --              --
   2-9, Kanka Tsukasa-cho
   Chiyoda-ku
   Tokyo 101-8535, Japan

                              PLAN OF DISTRIBUTION

        The selling stockholder may sell the common stock from time to time. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholder may use one or more of the following methods to sell the common stock:

        - a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

        - a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

        - an exchange distribution in accordance with the rules of the applicable exchange; and

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

        - the name of the selling stockholder and of the participating broker-dealer(s);

        -   the number of shares involved;

        -   the price at which the shares were sold;

        - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

        - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

        -   other facts material to the transaction.

        In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

        The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholder may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

        Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expense and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

        The validity of the common stock offered pursuant to this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS


        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

        Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:


        - Annual report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002;


        - The description of our preferred stock contained in our registration statement on Form 8-A filed January 22, 2002;

        - Current Report on Form 8-K filed January 2, 2002 (regarding our shareholder rights plan);

        - Current Report on Form 8-K filed January 2, 2002 (regarding our transactions with Otsuka);

        - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 14, 2001;

        - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed August 9, 2001;

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 11, 2001;

        - Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 30, 2001;

        - Definitive Proxy Statement on Schedule 14A in connection with our 2001 Annual Meeting of Stockholders filed April 27, 2001; and

        - The description of our common stock contained in our registration statement on Form 8-A filed August 4, 2000.

        To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                  Chief Financial Officer
                  ISTA Pharmaceuticals, Inc.
                  15279 Alton Parkway #100
                  Irvine, CA  92618
                  (949) 788-6000

        You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than on the front of the prospectus or any prospectus supplement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. The selling stockholder will not pay any portion of these expenses. All amounts are estimates except the SEC Registration Fee and the Nasdaq National Market Listing Application Fee.

SEC Registration Fee .............................        $157.94
Nasdaq National Market Listing Application Fee ...     $22,500.00
Legal Fees and Expenses ..........................     $50,000.00
Accounting Fees and Expenses .....................      $5,000.00
Transfer Agent and Registrar Fees ................      $5,000.00
Printing Fee .....................................      $1,000.00
Miscellaneous Expenses ...........................      $6,342.06
                                                     ------------
                                                       $90,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits


        EXHIBIT
         NUMBER      DESCRIPTION
        --------     ------------
          5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation re: legality

         23.1        Consent of Ernst & Young, independent accountants

         23.2        Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

         24.1        Power of Attorney (included on page II-5 of this registration statement)

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ISTA Pharmaceuticals, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 2nd day of April, 2002.


                                     ISTA PHARMACEUTICALS, INC.

                                     By:     /s/Vicente Anido, Jr., Ph.D.
                                        ----------------------------------------
                                                Vicente Anido, Jr., Ph.D.
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vicente Anido, Jr., Ph.D. and J.C. MacRae, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                         TITLE                                DATE
                   ---------                                         -----                                ----
   /s/ Vicente Anido, Jr., Ph.D.                  President, Chief Executive Officer and              April 2, 2002
-----------------------------------------         Director (Principal Executive Officer)
       Vicente Anido, Jr., Ph.D.


           /s/ J.C. MacRae                        Executive Vice President, Chief Operating           April 2, 2002
-----------------------------------------         Officer and Chief Financial Officer
               J.C. MacRae                        (Principal Accounting Officer)


                                                  Chairman of the Board of Directors
-----------------------------------------
         Robert B. McNeil, Ph.D.


        /s/ George M. Lasezkay                    Director                                            April 2, 2002
-----------------------------------------
            George M. Lasezkay


      /s/ Benjamin F. McGraw III                  Director                                            April 2, 2002
-----------------------------------------
          Benjamin F. McGraw III


       /s/ John H. Parish                         Director                                            April 2, 2002
-----------------------------------------
           John H. Parish


                                                  Director
-----------------------------------------
             Wayne I. Roe

                               INDEX TO EXHIBITS



        EXHIBIT
         NUMBER      DESCRIPTION
        --------     ------------
          5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation re: legality

         23.1        Consent of Ernst & Young, independent accountants

         23.2        Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

         24.1        Power of Attorney (included on page II-5 of this registration statement)